 Exhibit 99.1

Section 2: EX-99.1 (EX-99.1)

VII PEAKS CO-OPTIVIST INCOME BDC II, INC. ANNOUNCES ADJOURNMENT OF
ANNUAL SHAREHOLDER MEETING TO DECEMBER 12, 2016

Orinda, CA, November 17, 2016 —VII Peaks Co-Optivist Income BDC II, Inc. (the Company), a publicly registered non-traded business development company (BDC), today announced adjournment of its Monday, November 14, 2016 annual meeting of shareholders until Monday, December 12, 2016 in order to allow the solicitation of additional proxies to establish a quorum. As of November 14, 2016, the total number of votes cast was 1,747,692.  A total of 2,096,085 votes are needed to reach a quorum on Proposals One (re-election of Jeya Kumar director) and Two (approval of OUM as auditor). A total of 3,144,128 votes are needed to reach a quorum on Proposals Three (withdrawal of election to be a business development company), Four (reorganization as a Delaware statutory trust), Five (approval of investment management agreement with VII Peaks Capital, LLC) and Six (approval of fundamental policy to be an interval fund that makes annual repurchase offers). For all of the Proposals, an average of more than 92% of the votes cast were YES votes. The adjourned meeting will be held at the Company's offices located at 4 Orinda Way, Suite 125-A, Orinda, CA 94563, at 10:00 A.M. local time.

The Company encourages shareholders who have not yet voted their shares to do so now in order to reach a quorum and to avoid the cost of further adjournments. The proxy materials received by shareholders contain important information regarding the proposals to be considered at the reconvened meeting.

If shareholders have any questions regarding the proposal, or need assistance with voting, they may call Phoenix American Financial Services, Inc., at (855) 889-1778.

CONTACT:

Investor Contact:

Phoenix American Financial Services, Inc.

(855) 889-1778

Source: VII Peaks Co-Optivist Income BDC II, Inc.